Exhibit 4.3
                               Authorization Form


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AUTHORIZATION FOR DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

To participate in the First United Corporation ("First United") Dividend Reinvestment and Share Purchase Plan, complete and sign below and return it in the enclosed envelope.

This will authorize First United to forward to the Administrator all or a portion of the dividends on common stock to be invested to purchase additional shares of First United common stock. All investments are made subject to the terms and conditions of the Service as set forth in the accompanying brochure.

This authorization and appointment are given by you with the understanding that you may terminate them at any time by so notifying the Administrator.

To deposit your shares for safekeeping, check the appropriate box below, and return this card and your stock certificates via registered mail, return receipt requested.

If you would like to have your dividends deposited automatically into your checking or savings account, complete the section below for Direct Deposit.

                           Please read carefully.  This is not a proxy.
                           Return this form only if you wish to participate in the Service.

Please enroll me in the First United Corporation Dividend Reinvestment and Stock Purchase Plan



      |_| Full Dividend Reinvestment. Please apply the dividends on all shares of common stock that I currently own as well as all future shares that I acquire.

      |_| Partial Dividend Reinvestment. Please remit to me the dividends on _________ shares.
               I understand that the dividends on my remaining shares, as well as all future shares that I acquire will be reinvested under the Service.

      |_|      All Cash (no dividend reinvestment)

               Date:
                      ----------------------------------------------

               Signature(s)
                           -----------------------------------------

               -----------------------------------------------------
               All joint owners must sign exactly as names appear on the stock certificates.


      |_| Direct Deposit. I hereby authorize to have my dividends deposited automatically in my bank account. If this option is not selected, your dividend check will be automatically mailed to your address.

               (You must complete this section and return the form along with a personal voided check or preprinted deposit slip to enroll for Direct Deposit of your dividends. Your financial institution can provide you with the following required information.)

               Type of Account:        |_|  Checking             |_|   Savings

               Financial Institution RT/ABA Number:
                                                     ---------------------------

               Checking/Savings Account Number:
                                                     ---------------------------

               Safekeeping. Deposit the enclosed ________ shares of stock for safekeeping.


               Mail completed form to:    Mellon Bank, N.A.,
                                          c/o Mellon Investor Services
                                          P.O. Box 3339,
                                          South Hackensack, NJ 07606-1939